Exhibit (n)(16)

CONSENT OF INDEPENDENT AUDITOR
We have issued our reports dated August 20, 2018 with respect to the combined consolidated financial statements of National Property REIT Corp. for the years ended December 31, 2017 and December 31, 2016, and dated August 9, 2017, with respect to the combined consolidated financial statements of National Property REIT Corp. for the years ended December 31, 2016 and December 31, 2015, included in the Prospectus Supplement of Prospect Capital Corporation, dated August 31, 2018, relating to its sale from time to time of Prospect Capital InterNotes®. We hereby consent to the inclusion of said reports in that Prospectus Supplement .

/s/ BDO USA, LLP
August 31, 2018